Prospectus supplement No. 1	Filed Pursuant to Rule 424b(5)
To prospectus dated May 24, 2013	Registration File No. 333-188663
Lucas Energy, Inc.

Relating to the Primary Offering of:

2,950,000 shares of Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, Lucas Energy, Inc. (the “Company”, “Lucas”, “Lucas Energy”, “we”, “us” and “our”) is offering 2,950,000 shares of common stock (the “Shares”).  This prospectus supplement is being filed in connection with the transactions contemplated by that certain Securities Purchase Agreement dated  September 3, 2013, by and between the Company and the investors named therein (collectively, the “Investors”), whereby the Company will sell and the Investors will purchase 2,950,000 Shares at $1.17 per Share for an aggregate of $3,451,500  (the "Offering").  These sales, if any, will be made pursuant to the terms of a Securities Purchase Agreement, which is filed with the Securities and Exchange Commission as Exhibit 10.1 to our Current Report on Form 8-K filed on September 4, 2013.

Our common stock is listed on the NYSE MKT under the symbol “LEI.”  On September 5, 2013, the last reported sales price of our common stock was $1.31.

The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds.” The proceeds that we receive from sales of Shares will depend on the number of Shares actually sold.

The aggregate market value of our outstanding common stock held by non-affiliates is approximately $31,101,649, based on 26,919,417 shares of outstanding common stock and approximately 6,723,541 shares held by affiliates, at a price of $1.54 per share, which was the last reported sale price of our common stock as quoted on the NYSE MKT on July 8, 2013.   Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. We have offered and sold approximately $5,079,500 in securities pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar months prior to and including the date of this prospectus supplement (which total includes securities to be sold in this Offering and which totals $1,628,000 in securities when not including securities proposed to be sold in this Offering).  For purposes of the calculations set forth in this paragraph, we have used the closing price of the Company’s common stock on July 8, 2013, which price was $1.54 per share.

Euro Pacific Capital Inc. (the "Placement Agent") has agreed to act as the sole placement agent for us in placing the Shares offered by this prospectus supplement. The Placement Agent will be paid compensation as set forth below under "Plan of Distribution."  The terms of the engagement of the Placement Agent are governed by that certain Placement Agency Agreement dated August 30, 2013, which is filed with the Securities and Exchange Commission as Exhibit 1.1 to our Current Report on Form 8-K filed on September 4, 2013.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described in this prospectus supplement under the caption “Risk Factors” starting on page S-11 of this prospectus supplement and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which is incorporated herein by reference in its entirety.

	Per Share		Total*
Public offering price per Share	$1.17	(1)	$3,451,500
Placement Agent’s fee (2)	$0.07		$193,545
Proceeds to us (before expenses) (3)	$1.10		$3,257,955

(1)	Represents a 4.9% discount to the $1.23 per share closing price of our common stock on the NYSE MKT on September 3, 2013.
(2)
The Placement Agent shall receive a fee equal to 6% of the first $3.0 million of gross proceeds received by the Company in connection with the sale of the Shares, plus 3% of the gross proceeds received by the Company above $3.0 million.

(3)	Assumes the sale of all Shares offered herein. We anticipate the total expenses associated with this Offering will be approximately $90,000.

The Placement Agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus, nor are they required to sell any specific number or dollar amount of the Shares offered hereby, but will use its reasonable efforts to sell the Shares offered.

We expect that delivery of the shares of common stock being offered under this prospectus supplement will be made to investors on or about September 6, 2013.

You should carefully read and consider the information under “Forward-Looking Statements” and “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 6 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

______________________________________
Euro Pacific Capital, Inc.

The date of this prospectus supplement is September 6, 2013

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
SECURITIES REGISTERED HEREBY THAT WE MAY OFFER	4
RISK FACTORS	6
FORWARD-LOOKING STATEMENTS	6
USE OF PROCEEDS	7
DESCRIPTION OF CAPITAL STOCK	8
DESCRIPTION OF PREFERRED STOCK	16
DESCRIPTION OF DEBT SECURITIES	17
DESCRIPTION OF WARRANTS	23
DESCRIPTION OF UNITS	26
PLAN OF DISTRIBUTION	28
LEGAL MATTERS	30
EXPERTS	30
WHERE YOU CAN FIND MORE INFORMATION	31
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	31

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus, dated May 24, 2013, are part of a registration statement that we filed with the Securities and Exchange Commission, utilizing a “shelf” registration process. Under this process, we may sell from time to time in one or more offerings up to an aggregate of $10,000,000 in our securities described in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the Placement Agent has not, authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the Placement Agent is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement is delivered or securities are sold on a later date. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus supplement is a part, a future prospectus supplement, or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus supplement. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this Offering of Shares. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

We further note that the representations, warranties and covenants made by us or the Placement Agent in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and accompanying prospectus outside of the United States.

All references to “we,” “our”, “us”, the “Company”, “Lucas”, and “Lucas Energy” in this prospectus supplement mean Lucas Energy, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor. Please carefully read this prospectus supplement, the prospectus and any pricing supplement, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation Of Certain Documents By Reference”.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights material information found in more detail elsewhere in, or incorporated by reference in, the prospectus supplement. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire prospectus supplement and documents incorporated by reference herein, especially the risks of investing in our common stock as discussed under "Risk Factors." The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus supplement.

General

Lucas Energy, Inc., a Nevada corporation, is an independent oil and natural gas company based in Houston, Texas.  We are engaged in the acquisition and development of crude oil and natural gas from various known productive geological formations, including the Austin Chalk, Eagle Ford and Buda formations, primarily in Gonzales, Wilson and Karnes counties south of the city of San Antonio, Texas; and the Eaglebine, Buda, and Glen Rose formations in Leon and Madison counties north of the city of Houston, Texas.  Incorporated in Nevada in December 2003 under the name Panorama Investments Corp., the Company changed its name to Lucas Energy, Inc. effective June 9, 2006.  Our goal is to acquire, develop, and produce crude oil and natural gas from areas located in, or near, established oil fields that can provide long-term growth and sustainability for the Company.

The Company's strategy is to increase shareholder value by developing its significant acreage positions in the Eagle Ford, Austin Chalk, Eaglebine, Buda and Glen Rose oil bearing formations through a committed development program, effective management and efficiency of its current operations, being opportunistic in industry cycles and trends, and building a strong balance sheet.  Below are key points of our strategy:

•
Development of current asset base. The Austin Chalk has contributed to most of our production in the past year, including over 90% of our producing wells.  We are planning to develop and execute a drilling program beginning in the second half of 2013 (our 2014 fiscal year), which include the Austin Chalk, Buda/Glen Rose, and the Eagle Ford areas.  The magnitude of the opportunity and associated drilling costs will require external sources of capital.  We expect to utilize some combination of debt and equity in conjunction with operating cash flow to fund this development.  Dependent upon varying factors such as joint ownership, size of lease and other asset specific conditions, the Company may also utilize joint interest participation partners or other forms of partnering.

•
Ongoing fieldwide evaluation and optimization. Our strategy is to be cost efficient and manage our operations with sound judgment and excellence.   We pride ourselves with considering technological advancements to enhance our operations.  This process should enhance production results and also lead to lower operating costs on a per barrel basis.

•
Maintain a strong balance sheet.  Through its extensive asset base, the Company is focused to leverage its current balance sheet and maximize value with an appropriate and flexible capital structure program.

•
Execution of our business plan.  We will conduct the affairs of the Company with the objective of maintaining positive cash flow, managing all essentials of our cost structure, drilling and operating programs, and our corporate general and administrative costs.  We have made great strides with this approach by recently eliminating overburdened operating costs and legal impediments to move forward in becoming a contributing player in our core areas.

At June 30, 2013, the Company had leasehold interests (working interests) in approximately 19,100 gross acres, or 15,155 net acres.  The Company’s total net developed and undeveloped acreage as measured from the surface to the base of the Austin Chalk formation was approximately 12,042 net acres.  In deeper formations, the Company has approximately 3,855 net acres in the Eagle Ford oil window and 3,036 net acres in the Eaglebine, Buda and Glen Rose oil bearing formations.

At the end of June 2013, Lucas was producing approximately 180 net barrels of oil equivalent per day (BOEPD) from 59 active well bores, of which 18 wells accounted for more than 80% of our production.  The ratio between the gross and net production varies due to varied working interests and net revenue interests in each well.  An affiliate of Marathon Oil Corporation operates the only two Eagle Ford horizontal wells in our Gonzales leases, of which we have a 15% working interest on each well.  Our production sales totaled 14,788 barrels of oil equivalent, net to our interest, for the quarter ended June 30, 2013.

At March 31, 2013, Lucas Energy's total estimated net proved reserves were 5.6 million barrels of oil equivalent (BOE), of which 5.1 million barrels (BBLs) were crude oil reserves, and 2.6 billion cubic feet (BCF) were natural gas reserves.  As of June 30, 2013, Lucas employed 13 full-time employees.  We also utilized over six contractors on an "as-needed" basis to carry out various functions of the Company, including but not limited to, field operations, land administration, corporate activity and information technology maintenance.

Industry Segments

Lucas Energy's operations are all crude oil and natural gas exploration and production related.

Operations and Oil and Gas Properties

We operate in known productive areas in order to decrease geological risk.  Our holdings are located in an increased area of current industry activity in Gonzales, Wilson, Karnes, Atascosa, Leon and Madison counties in Texas.  We concentrate on three vertically adjoining formations in Gonzales, Wilson and Karnes counties: the Austin Chalk, Eagle Ford and Buda formations, listed in the order of increasing depth measuring from land surface. The recent development of the Eagle Ford as a high potential producing zone has heightened industry interest and success.  Lucas Energy’s acreage position is in the oil window of the Eagle Ford trend and has amassed over 12,000 gross acres in the Gonzales and Wilson County, Texas area.

Austin Chalk

The Company’s original activity started in Gonzales County by acquiring existing shut-in and stripper wells and improving production from those wells. Most of the wells had produced from the Austin Chalk. The Austin Chalk is a dense limestone, varying in thickness along its trend from approximately 200 feet to more than 800 feet. It produces by virtue of localized fractures within the formation.

Eagle Ford

On Lucas’s leases, the Eagle Ford is a porous limestone with organic shale matter.  The Eagle Ford formation directly underlies the Austin Chalk formation and is believed to be the primary source of oil and gas produced from the Austin Chalk. Reservoir thickness in the area of the Company’s leases varies from approximately 60 feet to 80 feet.

Buda

The Buda limestone underlies the Eagle Ford formation separated by a 10 foot to 20 foot inorganic shale barrier. Its thickness varies from approximately 100 feet to more than 150 feet in this area. The Buda produces from natural fractures and matrix porosity and is prospective across this whole area. There are a number of Buda wells with cumulative production of more than 100,000 barrels of oil.

Eaglebine

The Eaglebine is so named because the Eagle Ford formation overlies the Woodbine formation. This is a continuation of the Eagle Ford trend that is productive from south Texas to the northeast of Houston, Texas.  The Woodbine formation is best known as the prolific reservoir in the famous East Texas Oil Field. There has been increased interest and activity in the Eaglebine formation in the Leon, Houston, and Madison county areas.  There is established production from horizontal and vertical wells to the east and south of Lucas’s holdings and numerous permits for horizontal wells have been filed for additional exploratory and development drilling.

Transaction Relating to Securities Registered Herein

On August 30, 2013, we entered into a Placement Agency Agreement with Euro Pacific Capital Inc. (the “Placement Agent”), pursuant to which Euro Pacific Capital Inc. agreed to serve as our sole placement agent for the Offering.  Pursuant to the Placement Agency Agreement, we agreed to pay the Placement Agent a fee equal to 6% of the first $3.0 million of gross proceeds received by the Company in connection with the sale of the Shares, plus 3% of the gross proceeds received by the Company above $3.0 million. Such fee will total $193,545 assuming all Shares offered herein are sold.  We also agreed to pay up to $25,000 of the Placement Agent’s expenses.  We also agreed to provide indemnification to the Placement Agent against certain civil liabilities, including liabilities under the Securities Act.

On September 3, 2013, we entered into a Securities Purchase Agreement with certain investors, pursuant to which such investors  agreed to purchase, in aggregate, 2,950,000 Shares at $1.17 per Share.  Upon the sale of the Shares (assuming all Shares are sold), we will raise total gross proceeds of $3,451,500.  The $1.17 Share offering price represents a 4.9% discount to the closing price of our common stock on the NYSE MKT on September 3, 2013, which closing price was $1.23 per share.  Additional information regarding the terms and conditions of the Securities Purchase Agreement is described below under “Description of Securities We Are Offering”.

Our Contact Information

Our principal office is located at 3555 Timmons Lane, Suite 1550, Houston, Texas 77027. Our phone number is (713) 528-1881.  The Company is authorized to transact business in the state of Texas, and is a bonded operator with the Texas Railroad Commission. Our website address is www.lucasenergy.com. The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

THE OFFERING

Securities offered herein:	2,950,000 shares of Common Stock

Common stock to be outstanding after this offering:*	29,869,417 shares

Offering Price:	$1.17 per Share

Total offering amount:	$3,451,500

Placement agent fees:
The Placement Agent shall receive a fee equal to 6% of the first $3.0 million of gross proceeds received by the Company in connection with the sale of the Shares, plus 3% of the gross proceeds received by the Company above $3.0 million.  Assuming all of the shares offered are sold, the placement agent fees will total $193,545.

Best Efforts
The Placement Agent is selling the Shares offered in this prospectus supplement on a “best efforts” basis and is not required to sell any specific number or dollar amount of the securities offered by this prospectus supplement, but will use their commercially reasonable best efforts to sell such securities.

Use of proceeds:
Lucas plans to use the net proceeds of approximately $3,167,955 (after deducting approximately $90,000 in expenses and $193,545 in placement agent fees) assuming the sale of all of the 2,950,000 Shares offered in this Offering, to pay down expenses related to drilling, lease operating, and workover activities and for general corporate purposes, including general and administrative expenses, as described in greater detail under “Use of Proceeds”, provided that we will retain broad discretion over the use of these proceeds.

Risk factors:
You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Market:	Our common stock currently trades on the NYSE MKT under the symbol “LEI.”

* The number of shares of common stock outstanding after this offering assumes the sale of all Shares offered herein and is based on 26,919,417 shares outstanding as of September 6, 2013 (immediately prior to the Offering) and excludes:

•	893,868 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $1.43 per share;

•	652,363 shares available for future issuance under our equity compensation plans;

•	4,498,487 shares issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $2.51 per share; and

•	2,000,000 shares issuable upon the conversion of our outstanding Series A Convertible Preferred Stock.

Unless otherwise stated, all information in this prospectus supplement:

•
assumes no exercise of outstanding options and warrants to purchase common stock, no issuance of shares available for future issuance under our equity compensation plans, and no conversion of our convertible preferred stock; and

•	reflects all currency in United States dollars.

SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Summary Condensed Consolidated Balance Sheets

	June 30,	March 31,
	2013	2013
	(unaudited)	(audited)
ASSETS
Current Assets
Cash	$347,519	$450,691
Accounts Receivable	729,437	832,801
Inventories	115,951	64,630
Other Current Assets	254,931	337,860
Total Current Assets	1,447,838	1,685,982

Property and Equipment
Oil and Gas Properties (Full Cost Method)	45,223,832	44,709,800
Other Property and Equipment	526,162	552,154
Total Property and Equipment	45,749,994	45,261,954
Accumulated Depletion, Depreciation and Amortization	(9,750,176)	(9,204,649)
Total Property and Equipment, Net	35,999,818	36,057,305
Other Assets	42,191	-
Total Assets	$37,489,847	$37,743,287

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$3,242,270	$3,696,848
Common Stock Payable	11,252	17,502
Accrued Expenses	364,262	501,809
Advances From Working Interest Owners	-	1,384,085
Asset Retirement Obligation, current	-	73,621
Notes Payable	3,281,796	875,000
Total Current Liabilities	6,899,580	6,548,865

Asset Retirement Obligation	895,406	851,873
Commitments and Contingencies

Stockholders' Equity
Preferred Stock	3,095,600	3,095,600
Common Stock	26,771	26,751
Additional Paid in Capital	49,267,545	48,970,509
Accumulated Deficit	(22,645,896)	(21,701,152)
Common Stock Held in Treasury	(49,159)	(49,159)
Total Stockholders' Equity	29,694,861	30,342,549

Total Liabilities and Stockholders' Equity	$37,489,847	$37,743,287

Summary Condensed Consolidated Statements Of Operations

	Three Months Ended		Year Ended
	June 30,		March 31,
	2013	2012	2013	2012
	(unaudited)		(audited)
Operating Revenues
Crude Oil	$1,482,438	$1,712,951	$8,219,984	$5,182,087
Natural Gas	-	4,854	27,100	76,374
Total Revenues	$1,482,438	$1,717,805	$8,247,084	$5,258,461
Operating Expenses
Lease Operating Expenses	465,738	929,755	3,760,036	4,289,672
Severance and Property Taxes	80,666	93,179	432,187	316,307
Depreciation, Depletion,
Amortization, and Accretion	600,677	821,791	3,585,674	2,008,235
General and Administrative	1,097,632	1,448,219	6,098,773	5,630,016
Total Expenses	2,244,713	3,292,944	13,876,670	12,244,230

Operating Loss	$(762,275)	$(1,575,139)	$(5,629,586)	$(6,985,769)

Other Expense (Income)
Interest Expense	198,262	341,169	1,367,844	633,182
Other Expense (Income), Net	(15,793)	(9,136)	(241,112)	(17,469)
Total Other Expenses	182,469	332,033	1,126,732	615,713

Income Tax Provision	-	-	(39,161)	-

Net Loss	$(944,744)	$(1,907,172)	$(6,795,479)	$(7,601,482)

Net Loss Per Share
Basic and Diluted	$(0.04)	$(0.09)	$(0.27)	$(0.41)
Weighted Average Shares Outstanding
Basic and Diluted	26,765,675	22,141,785	25,099,749	18,676,186

Condensed Consolidated Statements Of Cash Flows

	Three Months Ended		Year Ended
	June 30,		March 31,
	2013	2012	2013	2012
	(unaudited)		(audited)
Cash Flows from Operating Activities
Net Loss	$(944,744)	$(1,907,172)	$(6,795,479)	$(7,601,482)
Adjustments to reconcile net losses to net cash used in operating activities:
Depreciation, Depletion, Amortization and Accretion	600,677	821,791	3,585,674	2,008,235
Share-Based Compensation	126,305	97,748	677,553	423,992
Share-Based Compensation Related to Purchase of Stock Options	-	-	83,657	-
Non-Operating Expense Relating to Exercise of Warrants	-		-	293,275
Amortization of Discount on Notes	71,297	-	-
Amortization of Deferred Financing Costs	27,809	-	-	-
Settlement of Debt	(44,287)	-	(344,329)	-
Gain (loss) on property, plant and equipment	-	-	2,065	-
Impairment of property, plant and equipment	-	-	123,513	-
Changes in Components of Working Capital and Other Assets
Accounts Receivable	103,364	664,670	584,018	(610,721)
Inventories	(51,321)	-	(762)	(63,868)
Prepaid Expenses and Other Current Assets	82,929	6,233	(138,183)	(46,884)
Accounts Payable, Accrued Expenses and Interest Payable	(163,311)	(3,270,597)	371,402	1,187,694
Advances from Working Interest Owners	(1,384,085)	399,341	35,019	991,667
Other Assets	-	-	1,212	57,112
Net Cash Used in Operating Activities	(1,575,367)	(3,187,986)	(1,814,640)	(3,360,980)

Investing Cash Flows
Additions of Oil and Gas Properties	(983,797)	(2,379,303)	(9,139,834)	(7,841,671)
Additions of Other Property and Equipment	(6,508)	(15,139)	(69,486)	(228,412)
Proceeds from Sale of Other Property and Equipment	32,500	-	4,069,948	3,683,745
Payments Received on Notes Receivable	-	9,753	14,703	13,273
Repayment of Note Payable	-	-	(250,000)	-
Deposit for Acquisition of Property, Plant and Equipment	-	-	-	500,000
Net Cash Used in Investing Activities	(957,805)	(2,384,689)	(5,374,669)	(3,873,065)

Financing Cash Flows
Net Proceeds from Exercises of Warrants	-	5,618,627	412,501	-
Net Proceeds from Sale of Common Stock	-	-	6,826,740	5,760,374
Proceeds from Issuance of Notes Payable	3,250,000	-	-	-
Deferred Financing Costs	(70,000)	-	-	-
Repayment of Borrowings	(750,000)	(50,543)	(283,220)	(313,458)
Net Cash Provided by Financing Activities	2,430,000	5,568,084	6,956,021	5,446,916

Decrease in Cash and Cash Equivalents	(103,172)	(4,591)	(233,288)	(1,787,129)
Cash and Cash Equivalents at Beginning of the Period	450,691	683,979	683,979	2,471,108
Cash and Cash Equivalents at End of the Period	$347,519	$679,388	$450,691	$683,979

FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus supplement, the prospectus, other reports filed by us under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other written or oral statement by or on our behalf contain forward-looking statements and information that are based on management’s beliefs, expectations and conclusions, drawn from certain assumptions and information currently available.

This prospectus supplement, the prospectus and the documents or information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, among others,

•	our growth strategies;
•	anticipated trends in our business;
•	our ability to make or integrate acquisitions;
•	our liquidity and ability to finance our exploration, acquisition and development strategies;
•	market conditions in the oil and gas industry;
•	the timing, cost and procedure for proposed acquisitions;
•	the impact of government regulation;
•	estimates regarding future net revenues from oil and natural gas reserves and the present value thereof;
•	planned capital expenditures (including the amount and nature thereof);
•	increases in oil and gas production;
•	the number of wells we anticipate drilling in the future;
•	estimates, plans and projections relating to acquired properties;
•	the number of potential drilling locations; and
•	our financial position, business strategy and other plans and objectives for future operations.

We identify forward-looking statements by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate,” “hope,” “plan,” “believe,” “predict,” “envision,” “intend,” “continue,” “potential,” “should,” “confident,” “could” and similar words and expressions, although some forward-looking statements may be expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. You should consider carefully the statements included in and incorporated by reference in this prospectus supplement and accompanying prospectus, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements, and the following factors:

•	the possibility that our acquisitions may involve unexpected costs;
•	the volatility in commodity prices for oil and gas;
•	the accuracy of internally estimated proved reserves;
•	the presence or recoverability of estimated oil and gas reserves;
•	the ability to replace oil and gas reserves;
•	the availability and costs of drilling rigs and other oilfield services;
•	environmental risks;
•	exploration and development risks;
•	competition;
•	the inability to realize expected value from acquisitions;
•	the ability of our management team to execute its plans to meet its goals; and
•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

Forward-looking statements speak only as of the date of this prospectus supplement or the date of any document incorporated by reference in this prospectus supplement. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus supplement, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

RISK FACTORS

Before making an investment decision, you should consider the “Risk Factors” discussed in the section entitled “Risk Factors” contained under Item 1A of Part I of our most recent annual report on Form 10-K, and under “Risk Factors” under Item 1A of Part II of our subsequent quarterly reports on Form 10-Q, as the same may be amended, supplemented or superseded from time to time by our subsequent filings and reports under the Securities Act or the Exchange Act, each of which are incorporated by reference in this prospectus supplement. For more information, see “Information Incorporated by Reference.” The market or trading price of our securities could decline due to any of these risks. In addition, please read “Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and the aforementioned risk factors that are incorporated herein by reference and other information in this prospectus supplement before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

The Company's securities are subject to the following risk factors:

Risks Relating to Our Business

Crude oil and natural gas prices are highly volatile in general and low prices will negatively affect our financial results.

Our revenues, operating results, profitability, cash flow, future rate of growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our oil and natural gas properties, are substantially dependent upon prevailing prices of crude oil and natural gas. Lower crude oil and natural gas prices also may reduce the amount of crude oil and natural gas that we can produce economically. Historically, the markets for crude oil and natural gas have been very volatile, and such markets are likely to continue to be volatile in the future.  Prices for oil and natural gas fluctuate widely in response to a variety of factors beyond our control, such as:

•	overall U.S. and global economic conditions;
•	weather conditions and natural disasters;
•	seasonal variations in oil and natural gas prices;
•	price and availability of alternative fuels;
•	technological advances affecting oil and natural gas production and consumption;
•	consumer demand;
•	domestic and foreign supply of oil and natural gas;
•	variations in levels of production;
•	regional price differentials and quality differentials of oil and natural gas;
•	price and quantity of foreign imports of oil, NGLs and natural gas;
•	the completion of large domestic or international exploration and production projects;
•	restrictions on exportation of our oil and natural gas;
•	the availability of refining capacity;
•	the impact of energy conservation efforts;
•	political conditions in or affecting other oil producing and natural gas producing countries, including the current conflicts in the Middle East and conditions in South America and Russia; and
•	domestic and foreign governmental regulations, actions and taxes.

Further, oil and natural gas prices do not necessarily fluctuate in direct relation to each other. Our revenue, profitability, and cash flow depend upon the prices of supply and demand for oil and natural gas, and a drop in prices can significantly affect our financial results and impede our growth. In particular, declines in commodity prices may:

•	negatively impact the value of our reserves, because declines in oil and natural gas prices would reduce the value and amount of oil and natural gas that we can produce economically;
•	reduce the amount of cash flow available for capital expenditures, repayment of indebtedness, and other corporate purposes; and
•	limit our ability to borrow money or raise additional capital.

We require financing to execute our business plan and fund capital program requirements.

We believe that funds we have raised and plan to raise, our anticipated cash flow from operations, possible proceeds from sales of properties and funding provided by leveraging our capital structure, will be sufficient to meet our working capital and operating needs for approximately the next twelve months. However, to continue growth and to fund our business and expansion plans, we will require additional financing. The amount of capital available to us is limited, and may not be sufficient to enable us to fully execute our growth plans without additional fund raising. Additional financing may be required to meet our desired growth and strategic objectives and to provide more working capital for expanding our development and marketing capabilities and to achieve our ultimate plan of expansion and a larger scale of operations.  Moving forward, we hope to pursue third party capital in form of debt, equity or some combination of the two for certain funding requirements. There can be no assurance that we will be successful in obtaining additional financing on attractive terms, if at all.

We do not intend to pay cash dividends on our common stock in the foreseeable future, and therefore only appreciation of the price of our common stock will provide a return to our stockholders.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business.  We do not intend to pay cash dividends in the foreseeable future.  Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our Board of Directors.   As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

We face intense competition.

We are in direct competition for properties with numerous oil and natural gas companies, drilling and income programs and partnerships exploring various areas of Texas.  Many competitors are large, well-known energy companies, although no single entity dominates the industry.  Many of our competitors possess greater financial and personnel resources enabling them to identify and acquire more economically desirable energy producing properties and drilling prospects than us.  Additionally, there is competition from other fuel choices to supply the energy needs of consumers and industry.  Management believes that a viable marketplace exists for smaller producers of natural gas and crude oil.

We currently owe funds under an outstanding promissory note.

Effective on August 13, 2013, we entered into a Letter Loan Agreement with Louise H. Rogers (the “Letter Loan”). In connection with the Letter Loan and a Promissory Note entered into in connection therewith, Ms. Rogers loaned the Company $7.5 million (the “Loan”). The Loan accrues interest at the rate of 12% per annum (18% upon the occurrence of an event of default), can be prepaid by Lucas at any time without penalty after November 13, 2013 and is due and payable on August 13, 2015, provided that interest only payments are due on the Loan during the first six months of the term (which have been escrowed by Lucas) and beginning on March 13, 2014, Lucas is required to make monthly amortization principal payments of equivalent to the sum of fifty-percent of the Loan during months seven through twenty-four of the term. Lucas is also required to make mandatory prepayments of the Loan in the event the collateral securing the Loan does not meet certain thresholds and coverage ratios (as described in greater detail in such Letter Loan).  A post-closing condition to the funding is that the Company complete an equity funding equal to $1 million on or before the six month anniversary of the closing.  The Letter Loan also provided the right for Ms. Rogers to designate an individual to attend and participate in the Company’s Board of Director’s meetings in a non-official capacity.  The Letter Loan includes customary events of default and positive and negative covenants for facilities of similar nature and size as the Letter Loan.

The repayment of the Loan is secured by a security interest in substantially all of Lucas’s assets which was evidenced by a Security Agreement and a Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing (the “Deed of Trust”). The Company paid a commitment fee of $150,000 and an advisory fee of $225,000 in connection with its entry into the Letter Loan. Lucas also agreed to pay a quarterly administrative fee in connection with the Loan and grant the administrator a warrant (evidenced by a Common Stock Purchase Warrant) to purchase up to 279,851 shares of Lucas’s common stock at an exercise price of $1.35 per share.

As of the date of this prospectus, the Loan is still outstanding and there is no assurance we will have the cash to repay the Loan or interest or amortization payments thereon.  In such case, the lender may seek to secure their interest pursuant to the aforementioned security rights.  Consequently, the value of our securities may decline in value.

If we acquire crude oil and natural gas properties in the future, our failure to fully identify existing and potential problems, to accurately estimate reserves, production rates or costs, or to effectively integrate the acquired properties into our operations could materially and adversely affect our business, financial condition and results of operations.

From time to time, we seek to acquire crude oil and natural gas properties.  Although we perform reviews of properties to be acquired in a manner that we believe is duly diligent and consistent with industry practices, reviews of records and properties may not necessarily reveal existing or potential problems, and may not permit us to become sufficiently familiar with the properties in order to fully assess their deficiencies and potential.  Even when problems with a property are identified, we may assume environmental and other risks and liabilities in connection with acquired properties pursuant to the acquisition agreements.  Moreover, there are numerous uncertainties inherent in estimating quantities of crude oil and natural gas reserves (as discussed further below), actual future production rates and associated costs with respect to acquired properties.  Actual reserves, production rates and costs may vary substantially from those assumed in our estimates.  There can be no assurance that we will be able to locate or make suitable acquisitions on acceptable terms or that future acquisitions will be effectively and profitably integrated into the Company. Acquisitions involve risks that could divert management resources and/or result in the possible loss of key employees and customers of the acquired operations. For the reasons above, among others, an acquisition may have a material and adverse effect on our business and results of operations, particularly during the periods in which the operations of the acquired properties are being integrated into our ongoing operations or if we are unable to effectively integrate the acquired properties into our ongoing operations.

We depend significantly upon the continued involvement of our present management.

Our success depends to a significant degree upon the involvement of our management, who are in charge of our strategic planning and operations. We may need to attract and retain additional talented individuals in order to carry out our business objectives.  The competition for such persons could be intense and there are no assurances that these individuals will be available to us.

Our business is subject to extensive regulation.

As many of our activities are subject to federal, state and local regulation, and as these rules are subject to constant change or amendment, there can be no assurance that our operations will not be adversely affected by new or different government regulations, laws or court decisions applicable to our operations.

Government regulation and liability for environmental matters may adversely affect our business and results of operations.

Crude oil and natural gas operations are subject to extensive federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of crude oil and natural gas wells below actual production capacity in order to conserve supplies of crude oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of crude oil and natural gas, byproducts thereof and other substances and materials produced or used in connection with crude oil and natural gas operations. In addition, we may inherit liability for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on us.

Future increases in our tax obligations; either due to increases in taxes on energy products, energy service companies and exploration activities or reductions in currently available federal income tax deductions with respect to oil and natural gas exploration and development, may adversely affect our results of operations and increase our operating expenses.

Federal, state and local governments have jurisdiction in areas where we operate and impose taxes on the oil and natural gas products we sell.  There are constant discussions by federal, state and local officials concerning a variety of energy tax proposals, some of which, if passed, would add or increase taxes on energy products, service companies and exploration activities.  Additionally, the current administration has proposed legislation that would, if enacted into law, make significant changes to federal tax laws, including the elimination of certain key United States federal income tax incentives currently available to oil and natural gas exploration and production companies. These proposed changes include, but are not limited to:  (1) the repeal of the percentage depletion allowance for oil and natural gas properties, (2) the elimination of current deductions for intangible drilling and development costs, (3) the elimination of the deduction for certain domestic production activities, and (4) an extension of the amortization period for certain geological and geophysical expenditures.  It is unclear whether any such changes will be enacted into law or how soon any such changes could become effective in the event they were enacted into law.  The passage of any legislation as a result of these proposals or any other changes in U.S. federal income tax laws could eliminate or increase the taxes that we are required to pay and consequently adversely affect our results of operations and/or increase our operating expenses.

The crude oil and natural gas reserves we report in our SEC filings are estimates and may prove to be inaccurate.

There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their estimated values. The reserves we report in our filings with the U.S. Securities and Exchange Commission (the “SEC”) now and in the future will only be estimates and such estimates may prove to be inaccurate because of these uncertainties. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable crude oil and natural gas reserves depend upon a number of variable factors, such as historical production from the area compared with production from other producing areas and assumptions concerning effects of regulations by governmental agencies, future crude oil and natural gas prices, future operating costs, severance and excise taxes, development costs and work-over and remedial costs. Some or all of these assumptions may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of crude oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

Additionally, “probable” and “possible reserve estimates” (which the SEC began allowing effective January 1, 2010), which estimates are considered unproved reserves and as such, the SEC views such estimates to be inherently unreliable, may be misunderstood or seen as misleading to investors that are not “experts” in the oil or natural gas industry. Unless you have such expertise, you should not place undue reliance on these estimates. Except as required by applicable law, we undertake no duty to update this information and do not intend to update this information.

Crude oil and natural gas development, re-completion of wells from one reservoir to another reservoir, restoring wells to production and exploration, drilling and completing new wells are speculative activities and involve numerous risks and substantial and uncertain costs.

Our growth will be materially dependent upon the success of our future development program. Even considering our business philosophy to avoid wildcat wells, drilling for crude oil and natural gas and reworking existing wells involves numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. The cost of exploration, drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including: unexpected drilling conditions; pressure or irregularities in formations; equipment failures or accidents; inability to obtain leases on economic terms, where applicable; adverse weather conditions and natural disasters; compliance with governmental requirements; and shortages or delays in the availability of drilling rigs or crews and the delivery of equipment. Furthermore, we cannot provide investors with any assurance that we will be able to obtain rights to additional producing properties in the future and/or that any properties we obtain rights to will contain commercially exploitable quantities of oil and/or gas.

Drilling or reworking is a highly speculative activity. Even when fully and correctly utilized, modern well completion techniques such as hydraulic fracturing and horizontal drilling do not guarantee that we will find crude oil and/or natural gas in our wells. Hydraulic fracturing involves pumping a fluid with or without particulates into a formation at high pressure, thereby creating fractures in the rock and leaving the particulates in the fractures to ensure that the fractures remain open, thereby potentially increasing the ability of the reservoir to produce oil or natural gas. Horizontal drilling involves drilling horizontally out from an existing vertical well bore, thereby potentially increasing the area and reach of the well bore that is in contact with the reservoir. Our future drilling activities may not be successful and, if unsuccessful, such failure would have an adverse effect on our future results of operations and financial condition. We cannot assure our shareholders that our overall drilling success rate or our drilling success rate for activities within a particular geographic area will not decline. We may identify and develop prospects through a number of methods, some of which do not include lateral drilling or hydraulic fracturing, and some of which may be unproven. The drilling and results for these prospects may be particularly uncertain. Our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted prospects will be dependent on a number of factors, including, but not limited to: the results of previous development efforts and the acquisition, review and analysis of data; the availability of sufficient capital resources to us and the other participants, if any, for the drilling of the prospects; the approval of the prospects by other participants, if any, after additional data has been compiled; economic and industry conditions at the time of drilling, including prevailing and anticipated prices for crude oil and natural gas and the availability of drilling rigs and crews; our financial resources and results; the availability of leases and permits on reasonable terms for the prospects; and the success of our drilling technology.

We cannot assure our shareholders that these projects can be successfully developed or that the wells discussed will, if drilled, encounter reservoirs of commercially productive crude oil or natural gas. There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond our control. If we are unable to find commercially exploitable quantities of oil and natural gas in any properties we may acquire in the future, and/or we are unable to commercially extract such quantities we may find in any properties we may acquire in the future, the value of our securities may decline in value.

Because of the inherent dangers involved in oil and gas exploration, there is a risk that we may incur liability or damages as we conduct our business operations, which could force us to expend a substantial amount of money in connection with litigation and/or a settlement.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and leased by us in the future. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for the purchase of properties and/or property interests, exploration, development or acquisitions or result in the loss of our properties and/or force us to expend substantial monies in connection with litigation or settlements. As such, there can be no assurance that any insurance we currently maintain or that we obtain in the future will be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations, which could lead to any investment in us declining in value or becoming worthless.

We incur certain costs to comply with government regulations, particularly regulations relating to environmental protection and safety, and could incur even greater costs in the future.

Our exploration, production and marketing operations are regulated extensively at the federal, state and local levels and are subject to interruption or termination by governmental and regulatory authorities based on environmental or other considerations.  Moreover, we have incurred and will continue to incur costs in our efforts to comply with the requirements of environmental, safety and other regulations.  Further, the regulatory environment in the oil and natural gas industry could change in ways that we cannot predict and that might substantially increase our costs of compliance and, in turn, materially and adversely affect our business, results of operations and financial condition.

Specifically, as an owner or lessee and operator of crude oil and natural gas properties, we are subject to various federal, state, local and foreign regulations relating to the discharge of materials into, and the protection of, the environment.  These regulations may, among other things, impose liability on us for the cost of pollution cleanup resulting from operations, subject us to liability for pollution damages and require suspension or cessation of operations in affected areas.  Moreover, we are subject to the United States (U.S.) Environmental Protection Agency's (U.S. EPA) rule requiring annual reporting of greenhouse gas (GHG) emissions.  Changes in, or additions to, these regulations could lead to increased operating and compliance costs and, in turn, materially and adversely affect our business, results of operations and financial condition.

We are aware of the increasing focus of local, state, national and international regulatory bodies on GHG emissions and climate change issues.  In addition to the U.S. EPA's rule requiring annual reporting of GHG emissions, we are also aware of legislation proposed by U.S. lawmakers to reduce GHG emissions.

Additionally, there have been various proposals to regulate hydraulic fracturing at the federal level.  Currently, the regulation of hydraulic fracturing is primarily conducted at the state level through permitting and other compliance requirements.  Any new federal regulations that may be imposed on hydraulic fracturing could result in additional permitting and disclosure requirements (such as the reporting and public disclosure of the chemical additives used in the fracturing process) and in additional operating restrictions.  In addition to the possible federal regulation of hydraulic fracturing, some states and local governments have considered imposing various conditions and restrictions on drilling and completion operations, including requirements regarding casing and cementing of wells, testing of nearby water wells, restrictions on the access to and usage of water and restrictions on the type of chemical additives that may be used in hydraulic fracturing operations.  Such federal and state permitting and disclosure requirements and operating restrictions and conditions could lead to operational delays and increased operating and compliance costs and, moreover, could delay or effectively prevent the development of crude oil and natural gas from formations which would not be economically viable without the use of hydraulic fracturing.

We will continue to monitor and assess any new policies, legislation, regulations and treaties in the areas where we operate to determine the impact on our operations and take appropriate actions, where necessary.  We are unable to predict the timing, scope and effect of any currently proposed or future laws, regulations or treaties, but the direct and indirect costs of such laws, regulations and treaties (if enacted) could materially and adversely affect our business, results of operations and financial condition.

Our officers and directors have limited liability, and we are required in certain instances to indemnify our officers and directors for breaches of their fiduciary duties.

We have adopted provisions in our Articles of Incorporation and Bylaws which limit the liability of our officers and directors and provide for indemnification by us of our officers and directors to the full extent permitted by Nevada corporate law. Our articles generally provide that our officers and directors shall have no personal liability to us or our shareholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require us to indemnify our officers and directors.

Risks Relating to Our Outstanding Securities and the Offering

If the holders of our outstanding convertible securities and warrants sell a large number of shares all at once or in blocks after converting such convertible securities and exercising such warrants, or the holders of our registered shares sell a large number of shares, the trading value of our shares could decline in value.

We currently have Series B Warrants outstanding to purchase an aggregate of 2,510,506 shares of common stock which have an exercise price of $2.86 per share; outstanding warrants to purchase 150,630 shares of common stock held by our placement agent in our December 2010 unit offering, which have an exercise price of $2.98 per share; outstanding warrants to purchase 1,032,500 shares of common stock sold in April 2012, which have an exercise price of $2.30 per share; outstanding warrants to purchase 200,000 shares of common stock sold in September 2012, which have an exercise price of $2.00 per share; outstanding warrants to purchase 325,000 shares of our common stock at an exercise price of $1.50 per share, which were issued in connection with our April and May 2013 loan agreements; and outstanding warrants to purchase 279,851 shares of common stock at an exercise price of $1.35 per share issued in connection with our August 2013 Letter Loan Agreement.  The trading price of our common stock has fluctuated between $2.54 and $0.95 per share during the last 52 weeks.

We currently have 2,000 shares of Series A Convertible Preferred Stock (herein the “Preferred Stock Shares”), which convert on a 1,000-for-one basis into shares of our common stock at the option of the holders thereof.  Additionally, although the Preferred Stock Shares may not be converted if such conversion would cause the holder thereof to own more than 4.99% of our outstanding common stock, this restriction does not prevent the holder from converting some of the Preferred Stock Shares, selling those shares and then converting the rest of its holdings, while still staying below the 4.99% limit. In this way, the holder could sell more than this limit while never actually holding more shares than this limit allows. As of the date of this prospectus supplement, if the 2,000 outstanding Preferred Stock Shares were converted into common stock and sold (subject to the ownership limitations set forth above) an additional 2,000,000 shares of common stock of the Company or approximately 7% of the Company’s currently outstanding shares, would be issued and outstanding.

We have 26,919,417 shares of common stock issued and outstanding as of the date of this prospectus supplement (not including shares proposed to be sold in the Offering).  As a result, the exercise of outstanding warrants (including, but not limited to warrants which have an exercise price substantially below the current trading price of our common stock) or conversion of shares of the Series A Convertible Preferred Stock in the future and the subsequent resale of such shares of common stock (which shares of common stock issuable upon exercise of the Series B Warrants, the placement agent warrants and the warrants sold in our April and September 2012 offerings and in connection with our August 2013 Letter Loan Agreement, will be eligible for immediate resale, and which shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants issued in April, May and August 2013, will be eligible for immediate resale subject to the terms and conditions of Rule 144) may cause dilution to existing shareholders and cause the market price of our securities to decline in value.  Additionally, the common stock issuable upon exercise of the warrants or conversion of the Preferred Stock Shares may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company's stock in the market than there is demand for that stock. When this happens the price of the company's stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. Finally, the offer or sale of large numbers of shares of common stock in the future, including those shares previously registered in our registration statements and prospectus supplements, and/or in connection with future registration statements or prospectus supplements may cause the market price of our securities to decline in value.

Nevada law and our Articles of Incorporation authorize us to issue shares of stock which shares may cause substantial dilution to our existing shareholders.

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this prospectus, we have 26,919,417 shares of common stock outstanding and 2,000 Preferred Stock Shares issued and outstanding, each convertible into 1,000 shares of our common stock. As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without shareholder approval, subject to the requirements of the NYSE MKT (which generally require shareholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock), which if issued could cause substantial dilution to our then shareholders.  Shares of additional preferred stock may also be issued by our Board of Directors without shareholder approval, with voting powers and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors, which may be greater than the shares of common stock currently outstanding.  As a result, shares of preferred stock may be issued by our Board of Directors which cause the holders to have majority voting power over our shares, provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock shareholders and/or have other rights and preferences greater than those of our common stock shareholders. Investors should keep in mind that the Board of Directors has the authority to issue additional shares of common stock and preferred stock, which could cause substantial dilution to our existing shareholders.  Additionally, the dilutive effect of any preferred stock which we may issue may be exacerbated given the fact that such preferred stock may have super voting rights and/or other rights or preferences which could provide the preferred shareholders with substantial voting control over us subsequent to the date of this prospectus supplement and/or give those holders the power to prevent or cause a change in control.  As a result, the issuance of shares of common stock and/or Preferred Stock may cause the value of our securities to decrease and/or become worthless.

Shareholders may be diluted significantly through our efforts to obtain financing and/or satisfy obligations through the issuance of additional shares of our common stock.

We currently have no committed source of financing. Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock (subject to NYSE MKT Equities Exchange rules which limit among other things, the number of shares we can issue without shareholder approval to no more than 20% of our outstanding shares of common stock). These actions will result in dilution of the ownership interests of existing shareholders, and that dilution may be material.

If persons engage in short sales of our common stock, including sales of shares to be issued upon exercise of our outstanding warrants, the price of our common stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. In addition, holders of options and warrants will sometimes sell short knowing they can, in effect, cover through the exercise of an option or warrant, thus locking in a profit. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock issued upon exercise of our outstanding warrants could cause even greater declines in the price of our common stock due to the number of additional shares available in the market upon such exercise, which could encourage short sales that could further undermine the value of our common stock. Shareholders could, therefore, experience a decline in the values of their investment as a result of short sales of our common stock.

The market price for our common stock may be volatile, and our shareholders may not be able to sell our stock at a favorable price or at all.

Many factors could cause the market price of our common stock to rise and fall, including:  actual or anticipated variations in our quarterly results of operations; changes in market valuations of companies in our industry; changes in expectations of future financial performance; fluctuations in stock market prices and volumes; issuances of dilutive common stock or other securities in the future; the addition or departure of key personnel; announcements by us or our competitors of acquisitions, investments or strategic alliances; and the increase or decline in the price of oil and natural gas.

It is possible that the proceeds from sales of our common stock may not equal or exceed the prices our shareholders paid for it plus the costs and fees of making the sales.

We face potential liability in the event we do not satisfy the current public information requirements of Rule 144(c) of the Securities Act of 1933, as amended, prior to the date the Series B Warrants and shares of common stock issuable upon exercise thereof have been sold by the holders thereof or have expired.

Pursuant to an Amendment Agreement entered into with the Series B Warrant holders, we agreed that if at any time prior to the date that all of the Series B Warrants and any shares of common stock issuable upon exercise of such warrants are sold by the holders thereof, we fail to satisfy the current public information requirement of Rule 144(c) of the Securities Act of 1933, as amended (a “Public Information Failure”), as partial relief for the damages to any holder of warrants, we would pay the holders, based on their pro rata ownership of non-exercised and non-expired warrants on the first day of a Public Information Failure, an aggregate of $80,000 for the first thirty calendar days that there is a Public Information Failure (pro-rated for a period of less than thirty days) and an amount in cash equal to one and one-half percent (1.5%) of the aggregate Black Scholes Value (as defined in the warrants) of such holder’s non-exercised and non-expired warrants on the sixty-first (61st) calendar day after the Public Information Failure (covering the 31st to 60th calendar days) and on every thirtieth day (pro-rated for periods totaling less than thirty days) thereafter until the earlier of (i) the date such Public Information Failure is cured; (ii) such time that such public information is no longer required pursuant to Rule 144; and (iii) the expiration date of the warrants.  Additionally, upon the occurrence of any Public Information Failure during the 12 months prior to the expiration of any warrant, the expiration date of such warrant will be automatically extended for one day for each day that a Public Information Failure occurs and is continuing.  As such, in the event of the occurrence of a Public Information Failure, we will face liability and penalties.

We incur significant costs as a result of operating as a fully reporting publicly traded company and our management is required to devote substantial time to compliance initiatives.

We incur significant legal, accounting and other expenses in connection with our status as a fully reporting public company. Specifically, we are required to prepare and file annual, quarterly and current reports, proxy statements and other information with the SEC.  Additionally, our officers, directors and significant shareholders are required to file Form 3, 4 and 5’s and Schedule 13D/G’s with the SEC disclosing their ownership of the Company and changes in such ownership.  Furthermore, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and rules subsequently implemented by the SEC have imposed various new requirements on public companies, including requiring changes in corporate governance practices.  In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. The costs and expenses of compliance with SEC rules and our filing obligations with the SEC, or our identification of deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, could materially adversely affect our results of operations or cause the market price of our stock to decline in value.

Our management has wide discretion in the use of the offering proceeds and may not apply these proceeds in a manner that will increase our revenue or market value.

Our management will have considerable discretion in the application of the proceeds of this offering. The proceeds may be used for corporate purposes that do not increase our revenue or our market value.

Securities analysts may not cover our common stock and this may have a negative impact on our common stock’s market price.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

Noncompliance with NYSE rules could result in the delisting of our common stock from the NYSE.

If we cannot meet the NYSE MKT continued listing requirements, the NYSE MKT may delist our common stock, which could have an adverse impact on us and the liquidity and market price of our stock.

Our business has been and may continue to be affected by worldwide macroeconomic factors, which include uncertainties in the credit and capital markets. External factors that affect our stock price, such as liquidity requirements of our investors, as well as our performance, could impact our market capitalization, revenue and operating results, which, in turn, affect our ability to comply with the NYSE MKT’s listing standards. The NYSE MKT has the ability to suspend trading in our common stock or remove our common stock from listing on the NYSE MKT if in the opinion of the exchange: (a) the financial condition and/or operating results of the Company appear to be unsatisfactory; or (b) it appears that the extent of public distribution or the aggregate market value of our common stock has become so reduced as to make further dealings on the exchange inadvisable; or (c) we have sold or otherwise disposed of our principal operating assets, or has ceased to be an operating company; or (d) we have failed to comply with our listing agreements with the exchange; or (e) any other event shall occur or any condition shall exist which makes further dealings on the exchange unwarranted.

If our stock price or financial condition declines to the point where our compliance with the listing standards is in jeopardy, we will consider taking such actions as we deem appropriate under the circumstances to regain compliance. If we are unable to satisfy the NYSE MKT criteria for continued listing and are unable to regain compliance during any applicable cure periods, our common stock would be subject to delisting. A delisting of our common stock could negatively impact us by, among other things, reducing the liquidity and market price of our common stock and reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing. In addition, delisting from the NYSE MKT might negatively impact our reputation and, as a consequence, our business.

If we are delisted from the NYSE MKT, your ability to sell your shares of our common stock would also be limited by the penny stock restrictions, which could further limit the marketability of your shares.

If our common stock is delisted, it would come within the definition of “penny stock” as defined in the Exchange Act and would be covered by Rule 15g-9 of the Exchange Act. That Rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

Due to the fact that our common stock is listed on the NYSE MKT, we are subject to financial and other reporting and corporate governance requirements which increase our cost and expenses.

We are currently required to file annual and quarterly information and other reports with the SEC that are specified in Sections 13 and 15(d) of the Exchange Act.  Additionally, due to the fact that our common stock is listed on the NYSE MKT, we are also subject to the requirements to maintain independent directors, comply with other corporate governance requirements and are required to pay annual listing and stock issuance fees. These obligations require a commitment of additional resources including, but not limited, to additional expenses, and may result in the diversion of our senior management’s time and attention from our day-to-day operations. These obligations increase our expenses and may make it more complicated or time consuming for us to undertake certain corporate actions due to the fact that we may require the approval of the NYSE MKT for such transactions and/or NYSE MKT rules may require us to obtain shareholder approval for such transactions.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $1.17 per share and the net tangible book value of the common stock of $1.11 per share as of June 30, 2013, if you purchase shares of common stock in this offering, you will suffer dilution of $0.06 per share in the net tangible book value of the common stock.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering for sale an aggregate of 2,950,000 Shares at $1.17 per Share, for an aggregate of $3,451,500 in gross proceeds.

On September 3, 2013, we entered into a Securities Purchase Agreement directly with Investors in connection with this Offering, the closing of which is subject to customary closing conditions, and we may not sell the entire amount of Shares offered pursuant to this prospectus supplement and the related prospectus.

The Securities Purchase Agreement contains customary representations, warranties and covenants for transactions of similar nature and size.  The closing of the transactions contemplated by the Securities Purchase Agreement are subject to the satisfaction of customary closing conditions.  Additionally, pursuant to the Securities Purchase Agreement, we provided any investor who purchases in aggregate 2,000,000 or more Shares (the “Major Purchasers”) the right of first offer to purchase any securities (other than Exempt Securities, described below) that we may decide to offer in the six months following the closing date of the transactions contemplated by the Securities Purchase Agreement, on mutually agreeable terms. In the event we and such Major Purchasers cannot agree on mutually agreeable terms, we have the right to offer securities to third parties, provided that we provide the Major Purchasers a pro rata right of first refusal to purchase up to 33% of any securities we subsequently agree to sell to third parties, subject to terms and conditions of the Securities Purchase Agreement, and on such terms and conditions as agreed to by such third parties. “Exempt Securities” mean (a) securities issuable to employees, officers, directors or consultants pursuant to any stock or option plan duly adopted for such purpose, by (i) the shareholders of the Company, or (ii) a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of the Securities Purchase Agreement (provided no amendments are made to such terms), and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, subject to certain conditions set forth in greater detail in the Securities Purchase Agreement.

We also provided the Major Purchasers the right for a period of six months following the closing of the transactions contemplated by the Securities Purchase Agreement to veto (a) any offering of common stock or common stock equivalents that is proposed to occur at a purchase price that is less than $1.00 per share (as equitably adjusted for any stock splits, stock dividends or recapitalizations); and (b) any equity option or warrant issuances at an exercise price that is less than 125% of the $1.17 sales price of the Shares in the Offering, in each case (a) and (b), except pursuant to existing employee, officer or director incentive compensation plans.

Our obligation to issue and sell Shares to the Investors is subject to the conditions set forth in the Securities Purchase Agreement, which may be waived by us at our discretion. An Investor’s obligation to purchase Shares is subject to the conditions set forth in his or her Securities Purchase Agreement as well, which may also be waived.

Common Stock

The material terms and provisions of our common stock are described in the section entitled “Description of Capital Stock - Common Stock” in the prospectus attached hereto. The shares of common stock issued in the Offering will be, when issued and paid for in accordance with the Securities Purchase Agreement, duly and validly authorized, issued and fully paid and non-assessable.

PLAN OF DISTRIBUTION

On August 30, 2013, we entered into a Placement Agency Agreement with Euro Pacific Capital Inc. (the “Placement Agent”).  Pursuant to the Placement Agency Agreement, we agreed to pay the Placement Agent a fee equal to 6% of the first $3.0 million of gross proceeds received by the Company in connection with the sale of the Shares, plus 3% of the gross proceeds received by the Company above $3.0 million.  Such fee will total $193,545 assuming all Shares offered herein are sold. The Placement Agent will assist us in connection with the sale of an aggregate of 2,950,000 Shares for total gross proceeds of $3,451,500.   We also agreed to pay up to $25,000 of the Placement Agent’s expenses.  The Placement Agency Agreement provides that the obligations of the Placement Agent are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary opinions, letters and closing certificates.

In connection with the sale of the Shares we are offering by this prospectus supplement, the Placement Agent on our behalf will be acting on a reasonable efforts basis for the period of its appointment. The Placement Agency Agreement contains customary representations, warranties, and covenants by the Company, and also provides for customary indemnification by the Company and the Agent for losses or damages arising out of or in connection with the Offering. We have also agreed to indemnify the Placement Agent against liabilities under the Securities Act and to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent is required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by the Placement Agent. Under these rules and regulations, the Placement Agent: (i) may not engage in any stabilization activity in connection with our securities; and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

The Placement Agent is not purchasing or selling any Shares offered by this prospectus supplement and the related prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the Shares, but has agreed to use its reasonable efforts to arrange for the sale of all of the Shares offered hereby. On September 3, 2013, we entered into a Securities Purchase Agreement directly with Investors in connection with this Offering (described in greater detail above under “Description of Securities We Are Offering”), the closing of which transactions contemplated thereby are subject to certain customary closing conditions, and we may not sell the entire amount of Shares offered pursuant to this prospectus supplement and the related prospectus.  The public offering price of the Shares offered hereby has been determined based upon arm’s-length negotiations between the Investors and us.

The Placement Agent proposes to arrange for the sale to one or more Investors of the Shares offered pursuant to this prospectus supplement and the related prospectus through a Securities Purchase Agreement between the Investors and us.

Our obligation to issue and sell Shares to the Investors is subject to the conditions set forth in the Securities Purchase Agreement, which may be waived by us at our discretion. An Investor’s obligation to purchase Shares is subject to the conditions set forth in his or her Securities Purchase Agreement as well, which may also be waived.

We currently anticipate that the sale of the Shares will be completed on or before September 6, 2013, at which time the following will occur:

●	we will receive funds in the amount of the aggregate purchase price of the securities being sold by us on such closing date;

●	we will deliver shares of common stock being sold on such closing date in book-entry form; and

●	we will pay the Placement Agent a placement agent fee in accordance with the terms of the Placement Agency Agreement (as described above).

The Offering of Shares pursuant to the Securities Purchase Agreement will terminate on the closing date.

The Placement Agent may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

Our common stock currently is traded on the NYSE MKT under the symbol “LEI”. The transfer agent and registrar for our common stock is ClearTrust, LLC.

The expenses directly related to this Offering (other than the placement agent fees described above) are estimated to be approximately $90,000 and will be paid by us. Expenses of the Offering include the expenses of the Placement Agent, our legal and accounting fees, reimbursement for up to $25,000 of the investors’ legal fees, transfer agent fees, NYSE MKT listing fees, and other miscellaneous fees.

The foregoing does not purport to be a complete statement of the terms and conditions of the Placement Agency Agreement and Securities Purchase Agreement. A copy of the Placement Agency Agreement and the form of Securities Purchase Agreement with the Investors are included as exhibits to our current report on Form 8-K that will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page S-29.

Placement Agent Compensation

	Per Share	Total
Public offering price per Share (1)	$1.17	$3,451,500
Placement Agent (underwriter) fee (2)	$0.07	$193,545
Proceeds to us (before expenses) (3)	$1.10	$3,257,955
Offering expenses*	$0.03	$90,000
Proceeds to us (after expenses)*	$1.07	$3,167,955

(1)	Represents a 4.9% discount to the $1.23 per share closing price of our common stock on the NYSE MKT on September 3, 2013.
(2)
The Placement Agent shall receive a fee equal to 6% of the first $3.0 million of gross proceeds received by the Company in connection with the sale of the Shares, plus 3% of the gross proceeds received by the Company above $3.0 million.

(3)	Assumes the sale of all Shares offered herein. We anticipate the total expenses associated with this Offering will be approximately $90,000.
*	Estimated.

USE OF PROCEEDS

Lucas plans to use the net proceeds of approximately $3,167,955 (after the deduction of approximately $90,000 in expenses and $193,545 in placement agent fees, as described above under “Plan of Distribution” – “Placement Agent Compensation”) from the sale of the Shares in the Offering, assuming all Shares offered herein are sold, of which there can be no assurance, to pay down expenses related to drilling, lease operating, and workover activities and for general corporate purposes, including general and administrative expenses, provided that we will retain broad discretion over the use of these proceeds.

PRICE RANGE OF COMMON STOCK

Market Information

Our common stock is quoted on the NYSE MKT under the symbol “LEI”.  Set forth in the table below are the high and low closing prices of our common stock for the periods indicated.

	High	Low
2014
Quarter ended September 30, 2013 (through September 5, 2013)	$1.54	$1.23
Quarter ended June 30, 2013	1.45	1.19

2013
Quarter ended March 31, 2013	$1.71	$1.21
Quarter ended December 31, 2012	2.31	1.10
Quarter ended September 30, 2012	2.34	1.41
Quarter ended June 30, 2012	2.50	1.39

2012
Quarter ended March 31, 2012	$3.24	$2.20
Quarter ended December 31, 2011	2.68	1.04
Quarter ended September 30, 2011	3.30	1.27
Quarter ended June 30, 2011	4.65	2.40

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of June 30, 2013:

(i)	on an actual basis; and
(ii)
on an as adjusted basis to reflect the sale of the 2,950,000 shares of our common stock offered to the public by this prospectus supplement and the accompanying prospectus, after assuming net proceeds of $3,167,955 (after deducting approximately $90,000 in expenses and $193,545 in placement agent fees).

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our Annual Report on Form 10-K for the year ended March 31, 2013, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

	As of June 30, 2013
	Actual	As Adjusted
	(unaudited)

Cash and cash equivalents	$347,519	$3,515,474

Notes Payable (including current portion)	$3,281,796	$3,281,796

Preferred Stock Series A, 2,000 Shares Authorized of $0.001 Par, 2,000 Shares Issued and Outstanding	3,095,600	3,095,600
Common Stock, 100,000,000 Shares Authorized of $0.001 Par, 26,771,132 Shares Issued at June 30, 2013	26,771	29,721 (1)
Additional paid-in capital	49,267,545	52,432,550
Accumulated deficit	(22,645,896)	(22,645,896)
Common Stock Held in Treasury, 36,900 Shares, at Cost	(49,159)	(49,159)
Total stockholders’ equity	29,694,861	32,862,816
Total capitalization	$32,976,657	$36,144,612

(1)	Does not include 185,185 shares of common stock issued by the Company between June 30, 2013 and the date of this prospectus supplement.

DETERMINATION OF OFFERING PRICE

We will sell the Shares in this Offering at a price of $1.17 per Share. We determined the offering price of the Shares being offered by this prospectus supplement principally by negotiations between us and the Placement Agent, negotiations between us and the Placement Agent with prospective investors in the Offering and our consideration of the closing prices (including high, low and average prices) and trading volumes of our common stock on the NYSE MKT preceding the date we determined the offering price. No independent appraisal or valuation was obtained to determine the offering price.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the price you paid per share of common stock in this Offering and the net tangible book value per share of our common stock after this Offering.  Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.  Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares in this Offering and the net tangible book value per share of common stock immediately after the closing of this Offering.

Prior to this Offering, our net tangible book value as of June 30, 2013 was approximately $29.7 million or approximately $1.11 per share of common stock.  On an as adjusted basis after this Offering (giving effect to the sale of the Shares in this Offering at the offering price of $1.17 per share, after deducting the estimated offering expenses payable by us, and assuming that all Shares offered herein are sold), our pro forma net tangible book value as of June 30, 2013 would have been approximately $33.0 million, or $1.11 per share of common stock.  This represents no change in net tangible book value to existing stockholders and an immediate dilution of $0.06 per share to new Investors purchasing shares in this Offering at the offering price:

Public offering price per share:	$1.17
Net tangible book value per share as of June 30, 2013	$1.11
Increase in net tangible book value per share attributable to this Offering:	$0.00
Pro forma net tangible book value per share after giving effect to this Offering:	$1.11
Dilution per share to new Investors in this Offering:	$0.06

In the discussion and table above, we assume no exercise of outstanding options. The foregoing table is based on 26,771,132 shares of our common stock outstanding as of June 30, 2013.

To the extent that any of our outstanding options or warrants are exercised, our convertible preferred stock is converted, we grant additional options under our stock option plans or grant additional warrants, we issue additional convertible securities or we issue additional shares of common stock in the future, there may be further dilution to new investors.

DIVIDEND POLICY

We have never declared or paid any cash dividends with respect to our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. We do not anticipate paying cash dividends on our common stock in the foreseeable future.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement have been passed upon for us by The Loev Law Firm, PC, which has acted as counsel to the Company.

EXPERTS

The consolidated balance sheets of Lucas Energy, Inc. as of March 31, 2013 and 2012 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended March 31, 2013 and 2012, appearing in Lucas Energy Inc.’s Annual Report on Form 10-K for the year ended March 31, 2013 (the “Form 10-K”) have been audited by Hein & Associates, LLP, as set forth in their report thereon, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Certain estimates of proved oil reserves for us that are incorporated herein by reference were based upon engineering reports prepared by Forrest A. Garb & Associates, Inc., independent petroleum consultants. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Shareholder Information,” “SEC Filings” page of our website at www.lucasenergy.com. Information on our web site is not part of this prospectus supplement, and we do not desire to incorporate by reference such information herein. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus supplement is part of the registration statement and prospectus contained therein and does not contain all of the information included in the registration statement or prospectus. Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus supplement and any supplement or amendment hereto. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and prospectus. The securities offered under this prospectus supplement and prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and prospectus is accurate only as of the date of this prospectus supplement and prospectus, regardless of the time of delivery of this prospectus supplement and prospectus or any sale of the securities.

This prospectus supplement and prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus supplement and the prospectus do not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Shares, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth in the paragraph above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC (i) on or after the date of filing of the registration statement and prospectus and (ii) on or after the date of this prospectus supplement and before the termination of the Offering of the securities by means of this prospectus supplement will automatically update and, where applicable, supersede information contained in this prospectus supplement or incorporated by reference into this prospectus supplement.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus supplement forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus supplement have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on June 28, 2013;

•	Our Definitive Proxy Statement on Schedule 14A for an Annual Meeting of Shareholders, filed with the SEC on November 13, 2012;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the SEC on August 14, 2013;

•
Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on April 16, 2012, April 19, 2012, September 11, 2012, September 12, 2012, October 3, 2012, October 4, 2012, November 1, 2012, December 14, 2012, December 17, 2012, December 21, 2012, January 30, 2013, February 14, 2013, March 7, 2013, April 2, 2013, April 8, 2013, April 9, 2013, June 25, 2013 and September 4, 2013, and our Current Report on Form 8-KA (other than information furnished rather than filed) filed with the SEC on September 6, 2013; and

•
The description of our common stock contained in our Registration Statement on Form 8-A, filed on February 13, 2008 (File No. 001-32508), which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form SB-2 (File No. 333-147568) filed on November 21, 2007 and declared effective by the SEC on January 11, 2008, and any amendment or reports filed with the SEC for purposes of updating such description.

These documents contain important information about us, our business and our financial condition. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, TX 77027
Phone: (713) 528-1881
Fax: (713) 337-1510

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act or the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this filing and before the termination of this Offering shall be deemed to be incorporated in this prospectus supplement and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

We maintain an Internet website at www.lucasenergy.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus supplement.

PROSPECTUS

Lucas Energy, Inc.

$10,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units
—————————————————————————————————————————————————————————————————————

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, debt securities, warrants, or a combination of these securities or units (collectively referred as “securities”) for an aggregate initial offering price of up to $10 million. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings.  Any prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus as well as the documents incorporated or deemed to be incorporated by reference herein or therein before you purchase any of the securities offered hereby. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Securities may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the NYSE MKT under the symbol “LEI.”  On May 15, 2013, the last reported sales price of our common stock was $1.27.  There is currently no market for the other securities we may offer.  We will apply to list any shares of common stock sold by us under this prospectus and any prospectus supplement on the NYSE MKT. The prospectus supplement will contain information, where applicable, as to any other listing of the securities on the NYSE MKT or any other securities market or exchange covered by the prospectus supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. We have offered and sold approximately $1,590,000 in securities pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar months prior to and including the date of this prospectus.  For purposes of the calculations set forth in this paragraph, we have used the closing price of the Company’s common stock on April 23, 2013, which price was $1.35.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 6 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2013.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus, either individually or in units, in one or more offerings up to a total dollar amount of $10,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information about the terms of that offering. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement and any related free writing prospectus that we may authorize to be provided to you is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus and any prospectus supplement and free writing prospectus, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference” before making an investment decision. We may only use this prospectus to sell the securities if it is accompanied by a prospectus supplement.

You should rely only on the information included or incorporated by reference in this prospectus and any accompanying prospectus supplement or free writing prospectus.  We have not authorized any dealer, salesman or other person to provide you with additional or different information.  This prospectus and any accompanying prospectus supplement and free writing prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.  You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, and any free writing prospectus, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement and free writing prospectus is delivered or securities are sold on a later date. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, free writing prospectus or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus. We do not imply or represent by delivering this prospectus that Lucas Energy, Inc., or its business, financial condition or results of operations, are unchanged after the date on the front of this prospectus or that the information in this prospectus is correct as any time after such date.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “we,” “us,” “our,” the “Company,” “Lucas” and “Lucas Energy” refer to Lucas Energy, Inc. and its subsidiary.

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in, or incorporated by reference in, the prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our securities, in addition to the following summary, we urge you to carefully read the entire prospectus and documents incorporated by reference herein the prospectus supplement and any free writing prospectus, especially the risks of investing in our securities as discussed under "Risk Factors" herein and therein. The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus.

General

Lucas Energy, Inc., a Nevada corporation, is an independent oil and gas company based in Houston, Texas. It explores for, develops, produces and markets primarily crude oil and to a much lesser extent, natural gas, from various known productive geological formations. Our current assets are located in the Austin Chalk, Eagle Ford and Buda formations, primarily in Gonzales, Wilson, Karnes and Atascosa counties south of San Antonio, Texas; and the Eaglebine, Buda and Glenrose formations in Leon and Madison counties north of Houston, Texas.  Incorporated in Nevada in December 2003 under the name Panorama Investments Corp., the Company changed its name to Lucas Energy, Inc., effective June 9, 2006.  Our goal is to acquire, develop, and produce crude oil and natural gas from areas located in, or near, established oil fields that can provide long-term growth and sustainability for the Company.

The Company's strategy is as follows:

•
Locate and acquire what we believe to be undervalued, underdeveloped oil and gas properties in known areas.  Re-establish or improve production from existing well bores.  Look for underlying potential in the form of new drilling, new laterals from existing wells, and/or deeper undeveloped horizons.  The Company does not participate in exploration activities, or rank wildcat drilling activities,

•
Develop the properties out of current cash flow,  issuing new debt instruments, or using project financing, which may include joint interest participation partners (what are commonly known as joint ventures), and

•	Operate in a disciplined and systematic approach to maintain a high level of efficiency.

Our fiscal year ends on the last day of March of each year.  We refer to the twelve-month periods ended March 31, 2012 and March 31, 2011 as our 2012 fiscal year and 2011 fiscal year, respectively.

Operations and Oil and Gas Properties

We operate in known productive areas in order to decrease geological risk.  Our holdings are located in an increased area of current industry activity in Gonzales, Wilson, Karnes, Atascosa, Leon and Madison counties in Texas.  We concentrate on three vertically adjoining formations in Gonzales, Wilson, Karnes and Atascosa counties: the Austin Chalk, Eagle Ford and Buda formations, listed in the order of increasing depth measuring from land surface. The development of the Eagle Ford as a high potential producing zone has heightened industry interest and success.  Our acreage position is in the oil window of the Eagle Ford trend in the Gonzales and Wilson county, Texas area.   In December 2011, we acquired 3,745 net acres in Leon and Madison counties and thereby expanded our holdings of the Eagle Ford trend into the Eaglebine area.

General

The ultimate goal of the management is maximizing shareholder value.   Specific targets include: increasing production, increasing profitability margins, increasing property values and reserves, operating efficiently and expanding the Company’s asset base.

Additional information about us can be obtained from the documents incorporated by reference herein. See “Where You Can Find More Information.”

Our Contact Information

Our principal office is located at 3555 Timmons Lane, Suite 1550, Houston, Texas 77027. Our phone number is (713) 528-1881.  The Company is authorized to transact business in the state of Texas, and is a bonded operator with the Texas Railroad Commission.

SECURITIES REGISTERED HEREBY THAT WE MAY OFFER

We may offer any of the following securities, either individually or in combination, with a total value of up to $10,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of the offering:

•	common stock;

•	preferred stock, in one or more series;

•	debt securities;

•	warrants to purchase shares of common stock, shares of preferred stock or debt securities; or

•	any combination of the foregoing securities, in units.

We refer to our common stock, preferred stock, debt securities, warrants, and units collectively in this prospectus as the “securities.” This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important federal income tax considerations.

We may sell the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. We and our agents, underwriters and dealers reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents, underwriters or dealers, we will include in the applicable prospectus supplement:

•	the names of those agents, underwriters or dealers;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may offer shares of our common stock. Our common stock currently is listed on the NYSE MKT under the symbol “LEI.”  Shares of common stock that may be offered in this offering will, when issued and paid for, be fully paid and non-assessable.

Preferred Stock. We may offer shares of our preferred stock, in one or more series. Prior to the issuance of shares of each series, our Board of Directors will determine the rights, preferences, privileges and restrictions of such preferred stock series, and will adopt resolutions and file a certificate of designation with the Secretary of State of the State of Nevada. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following: any dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into shares of our common stock. Conversion may be mandatory or at your option and would be at prescribed conversion rates. Shares of preferred stock that may be offered in this offering will, when issued and paid for, be fully paid and non-assessable.  If we elect to issue preferred stock, we will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the certificate of designation that describes the terms of any series of preferred stock we offer under this prospectus before the issuance of shares of that series of preferred stock. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of preferred stock being offered. We have summarized certain general features of the preferred stock under “Description of Preferred Stock.” We urge you to read the complete certificate of designations containing the terms of the applicable series of preferred stock, as well as the applicable prospectus supplement, and any related free writing prospectus that we may authorize to be provided to you, related to such series.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

Any debt securities issued under this prospectus will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities under “Description of Debt Securities.” We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock in one or more series, and/or debt securities in one or more series. We may issue warrants independently or in combination with common stock, preferred stock, and/or debt securities. In this prospectus, we have summarized certain general features of the warrants under “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement, and any related free writing prospectus that we may authorize to be provided to you, related to the particular series of warrants being offered, as well as the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that describe the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

Warrants may be issued under a warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if any, in the applicable prospectus supplement relating to a particular series of warrants.

Units. We may issue units representing any combination of common stock, preferred stock, debt securities and/or warrants from time to time.  The units may be issued under one or more unit agreements. In this prospectus, we have summarized certain general features of the units.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement under which the units are designated, if any, describing the terms of the units we are offering before the issuance of the related units. We have summarized certain general features of the units under “Description of Units.” We urge you to read the prospectus supplements related to any units being offered, as well as the complete unit agreement, if any, designating the units.

RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) and any prospectus supplement or free writing prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein or incorporated by reference or as set forth in any prospectus supplement or free writing prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” contained under Item 1A of Part I of our most recent Annual Report on Form 10-K, and under “Risk Factors” under Item 1A of Part II of our subsequent Quarterly Reports on Form 10-Q, as the same may be amended, supplemented or superseded from time to time by our subsequent filings and reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which are incorporated by reference in this prospectus. For more information, see “Information Incorporated by Reference.”

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents or information incorporated by reference herein and any prospectus supplement or free writing prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, among others,

•	our growth strategies;
•	our need to raise additional funding;
•	anticipated trends in our business;
•	our ability to make or integrate acquisitions;
•	our liquidity and ability to finance our exploration, acquisition and development strategies;
•	market conditions in the oil and gas industry;
•	the timing, cost and procedure for proposed acquisitions;

•	the impact of government regulation;
•	estimates regarding future net revenues from oil and natural gas reserves and the present value thereof;
•	the outcome of and/or negative perceptions associated with legal proceedings;
•	planned capital expenditures (including the amount and nature thereof);
•	increases in oil and gas production;
•	the number of wells we anticipate drilling in the future;
•	estimates, plans and projections relating to acquired properties;
•	the number of potential drilling locations; and
•	our financial position, business strategy and other plans and objectives for future operations.

We identify forward-looking statements by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate,” “hope,” “plan,” “believe,” “predict,” “envision,” “intend,” “will,” “continue,” “potential,” “should,” “confident,” “could” and similar words and expressions, although some forward-looking statements may be expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. You should consider carefully the statements included in and incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements, and the following factors:

•	the possibility that our acquisitions may involve unexpected costs;
•	the volatility in commodity prices for oil and gas;
•	the accuracy of estimated proved reserves;
•	the presence or recoverability of estimated oil and gas reserves;
•	the ability to replace oil and gas reserves;
•	the availability and costs of drilling rigs and other oilfield services;
•	environmental risks;
•	exploration and development risks;
•	the unfavorable outcome of lawsuits;
•	competition;
•	the inability to realize expected value from acquisitions;
•	the ability of our management team to execute its plans to meet its goals; and
•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

Forward-looking statements speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus, as applicable. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this prospectus and any prospectus supplement or free writing prospectus, or to reflect the occurrence of unanticipated events.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference and any prospectus supplement or free writing prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in the prospectus and any prospectus supplement for future development, repayment or redemption of existing indebtedness, acquisitions and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses and assets that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending the uses described above, we intend to invest the net proceeds in short-term, interest bearing, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).    As of the date of this prospectus we have 26,734,232 shares of common stock outstanding, 2,000 shares of Series A Convertible Preferred Stock designated and outstanding and 3,000 designated shares of Series B Convertible Preferred Stock, with no shares of Series B Convertible Preferred Stock outstanding.

The following description of our capital stock is a summary only and is subject to applicable provisions of the Nevada Revised Statutes, and our Articles of Incorporation and Bylaws, each as amended and restated, from time to time. You should refer to, and read this summary together with, our Articles of Incorporation and Bylaws, each as amended and restated from time to time, to review all of the terms of our capital stock. Our Articles of Incorporation and amendments thereto are incorporated by reference as exhibits to the registration statement of which this prospectus is a part and other reports incorporated by reference herein.

Common Stock

Holders of our common stock: (i) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (ii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iii) are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings.  Each shareholder is entitled to receive the dividends as may be declared by our directors out of funds legally available for dividends. Our directors are not obligated to declare a dividend. Any future dividends will be subject to the discretion of our directors and will depend upon, among other things, future earnings, the operating and financial condition of our Company, our capital requirements, general business conditions and other pertinent factors.

The presence of the persons entitled to vote a majority of the outstanding voting shares on a matter before the stockholders shall constitute the quorum necessary for the consideration of the matter at a stockholders’ meeting.

The vote of the holders of a majority of the shares entitled to vote on the matter and represented at a meeting at which a quorum is present shall constitute an act of the stockholders, except for the election of directors, who shall be appointed by a plurality of the shares entitled to vote at a meeting at which a quorum is present. The common stock does not have cumulative voting rights, which means that the holders of 51% of the common stock voting for election of directors can elect 100% of our directors if they choose to do so.

Our common stock is listed and traded on the NYSE MKT under the symbol “LEI”.

Preferred Stock

Subject to the terms contained in any designation of a series of Preferred Stock, the Board of Directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Company:

(1)
The designation of such class or series, the number of shares to constitute such class or series which may be increased (but not below the number of shares of that class or series then outstanding) by a resolution of the Board of Directors;

(2)	Whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights;

(3)
The dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any share of stock of any other class or any other shares of the same class;

(4)
Whether the shares of such class or series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption or a formula to determine the times, prices and such other conditions;

(5)
The amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(6)
Whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7)
Whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchanges;

(8)
The limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of the common stock or shares of stock of any other class or any other series of the same class;

(9)
The conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issuance of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

(10)
The ranking (be it pari passu, junior or senior) of each class or series vis-à-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters;

(11)
Facts or events to be ascertained outside the Articles of Incorporation of the Company, or the resolution establishing the class or series of stock, upon which any rate, condition or time for payment of distributions on any class or series of stock is dependent and the manner by which the fact or event operates upon the rate, condition or time of payment; and

(12)
Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of the Articles of Incorporation of the Company, as amended, to the full extent permitted by the laws of the State of Nevada.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Series A and B Convertible Preferred Stock

The Series A Convertible Preferred Stock and Series B Convertible Preferred Stock have no voting rights, no liquidation rights and no redemption rights, but have conversion rights providing the holder thereof the right to convert each outstanding Series A and B Convertible Preferred Stock share into 1,000 shares of the Company's common stock. The Series A Convertible Preferred Stock contains a provision that limits the amount of common shares that the holder can own at any time upon conversion to an aggregate of 4.99% of the Company’s then issued and outstanding shares of common stock.  The Series B Convertible Preferred Stock contains a similar provision, limiting the amount of common shares that the holder can own upon any conversion to an aggregate of 9.99% of the Company’s then issued and outstanding shares of common stock.  The Series B Convertible Preferred Stock has dividend rights when and if cash dividends are declared by the Company on an “if converted” basis.  Additionally, the conversion rate of the Series A and B Convertible Preferred Stock adjusts automatically in connection with and in proportion to any dividends payable by the Company in common stock.

Warrants

As of the date of this prospectus we have a total of 4,168,636 warrants outstanding, which had various exercise prices from between $1.50 and $2.98 per share and various expiration dates between September 12, 2013 and April 4, 2018, as described in greater detail below.

In connection with our December 30, 2010 offering, we sold an aggregate of 2,510,506 units pursuant to a Securities Purchase Agreement (the "Purchase Agreement") to certain institutional investors (the "Investors"), each consisting of (a) one share of common stock; (b) one Series B Warrant to purchase one share of common stock at an exercise price of $2.86 per share (the "Series B Warrants"); and (c) one Series C Warrant to purchase one share of common stock at an exercise price of $2.62 per share (the "Series C Warrants" and together with the Series B Warrants, the "Warrants", and collectively with the shares of common stock, the "Units"). An entity controlled by our former director, Joshua D. Young was one of the Investors in the offering.  Subsequently, effective July 18, 2011, the Company entered into an Amendment, Settlement and Release Agreement (the “Amendment Agreement”) with the Investors, pursuant to which, among other things, the Company agreed to reduce the exercise price of the Series C Warrants to $2.48 per share; move up the date the Investors could exercise the Series C Warrants to allow such Series C Warrants to be exercised by the Investors as of the effective date of the Amendment Agreement; and provide for the immediate exercise by the Investors of 25% of the Series C Warrants which they held (627,628 Series C Warrants) for cash.  Subsequent to the parties’ entry into the Amendment Agreement, the Investors exercised their remaining Series C Warrants.

We also agreed to grant our placement agent in the offering, TriPoint Global Equities, LLC, warrants to purchase up to 150,630 shares of common stock equal to 2% of the total shares of common stock issuable in connection with the December 31, 2010 offering (the "Agent Warrants").

Each Series B Warrant has an exercise price of $2.86.  The Series B Warrants are exercisable at any time for five years following the 185th day following the Closing Date of December 30, 2010.

The Warrants include a provision whereby the Investors are not eligible to exercise any portion of the Warrants that would result in them becoming a beneficial owner of more than 9.99% of the Company's common stock.

The Agent Warrants have a term of 3 years and an exercise price of $2.98 per share.

In April 2012, the Company sold an aggregate of 2,950,000 units at $2.00 each, with each unit consisting of one share of Company common stock and 0.35 of a warrant to purchase one share of the Company's common stock at an exercise price of $2.30 per share in a registered direct offering.  A total of 2,950,000 shares and 1,032,500 warrants were sold in connection with the offering (one of the investors in the offering was an entity controlled by our former director, Joshua D. Young).  The Company received an aggregate of $5,900,000 (or $2.00 per unit) in gross funding and approximately $5,500,000 (or $1.87 per unit) in net proceeds after paying commissions and other expenses associated with the offering. The Company used the net proceeds to pay down expenses related to drilling, lease operating and workover activities; and for general corporate purposes, including general and administrative expenses.

Each warrant is exercisable for five years following the six-month anniversary date of the closing of the offering. If the registration statement pursuant to which the warrants were issued is not effective and available for use at the time of any proposed exercise, the warrants have cashless exercise rights.  The warrants also include a provision whereby the investors are not eligible to exercise any portion of the warrants that would result in them becoming the beneficial owner of more than 4.99% of the Company's common stock, subject to the holder’s right to increase such amount to up to 9.99% of the Company’s common stock with at least 61 days prior written notice to the Company.

In September 2012, the Company sold an aggregate of 800,000 units at $1.65 each, with each unit consisting of one share of Company common stock and 0.25 of a warrant to purchase one share of the Company’s common stock at an exercise price of $2.00 per share in a registered direct offering. A total of 800,000 shares and 200,000 warrants were sold in connection with the offering to investors controlled by our current director, Ryan J. Morris and our former director, Joshua D. Young.  The Company received an aggregate of $1,320,000 (or $1.65 per unit) in gross funding and approximately $1,308,000 (or $1.64 per unit) in net proceeds after paying related expenses associated with the offering.  The Company did not pay any commission in connection with the offering. The Company used the net proceeds to pay down expenses related to drilling, lease operating and workover activities; and for general corporate purposes, including general and administrative expenses.

Each warrant is exercisable any time, for one year following the date of the closing of the offering. If the registration statement pursuant to which the warrants were issued is not effective and available for use at the time of any proposed exercise, the warrants have cashless exercise rights.  The warrants also include a provision whereby the investors are not eligible to exercise any portion of the warrants that would result in them becoming the beneficial owner of more than 4.99% of the Company's common stock, subject to the holder’s right to increase such amount to up to 9.99% of the Company’s common stock with at least 61 days prior written notice to the Company.

Effective April 4, 2013, we entered into a Loan Agreement with various lenders (the “Loan Agreement”) pursuant to which such lenders loaned the Company an aggregate of $2,750,000 to be used for general working capital.  The lenders included entities beneficially owned by our directors, Ken Daraie (which entity loaned us $2,000,000) and W. Andrew Krusen, Jr. (which entities loaned us $250,000), as well as an unrelated third party which loaned the Company $500,000.

The loans provided pursuant to the Loan Agreement were documented by Promissory Notes (the “Notes”) which accrue interest at the rate of 14% per annum, with such interest payable monthly in arrears (beginning June 1, 2013) and are due and payable on October 4, 2013, unless the Company borrows an additional $2.5 million from the lenders, in which case, the maturity date of the Notes is April 4, 2014.  The Notes can be prepaid at any time without penalty.  In the event any amounts are not paid when due under the Notes and/or in the event any event of default occurs and is continuing under the Notes, the Notes accrue interest at the rate of 17% per annum. The Note holders were each paid their pro rata portion of a $55,000 commitment fee in connection with the Company’s entry into the Notes and were each granted their pro rata portion of warrants to purchase 275,000 shares of the Company’s common stock which were evidenced by Common Stock Purchase Warrants (the “Loan Warrants”).

The Loan Warrants have an exercise price of $1.50 per share, a term of five years and cashless exercise rights in the event the shares issuable upon exercise of the Loan Warrants are not registered with the Securities and Exchange Commission.

The repayment of the Notes is secured by a first priority security interest in one hundred (100) barrels of oil per day of net production from the Company’s owned and operated oil and gas properties, and all payments and proceeds associated therewith.

Stock Options

As of the date of this prospectus, the Company had issued and outstanding stock options to purchase an aggregate of 944,668 shares of common stock (net of forfeitures, expirations and cancellations) pursuant to its 2010 Long-Term Incentive Plan and 2012 Stock Incentive Plan (the “Plans”). The stock options have a weighted average exercise price of $1.52 per share.  Of such options 280,340 were exercisable as of May 16, 2013 at an average exercise price of $1.61 per share.

Restrictions on Change of Control

Articles of Incorporation and Bylaws

The following provisions of our Articles of Incorporation and our Bylaws, as amended and restated, and applicable provisions of Nevada law may make a change of control of us more difficult and may delay stockholder actions with respect to business combinations and the election of new members to our Board of Directors:

a)	Limiting the number of our directors to ten;
b)
Limiting the persons who may call special meetings of stockholders to our President or any other executive officer, the Board of Directors or any member thereof, or by the record holder or holders of at least 10% of all shares entitled to vote at the meeting;

c)	Limiting the business that may be acted on at a special meeting of the stockholders to the matters set forth in the notice of the meeting;
d)	Requiring the approval of not less than two-thirds of the outstanding shares entitled to vote at an election of the directors to remove members of the Board of Directors;
e)
Requiring that any action of the stockholders to be taken without a meeting must be authorized by a consent and signed by persons having at least a majority of the voting power who would be entitled to vote on that action at a stockholders’ meeting;

f)
Requiring that any proposed amendment to our Articles of Incorporation that would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof; and

g)
Authorizing our Board of Directors, subject to any limitations presented by law, to provide for the issuance of shares of our Preferred Stock in one or more series (with such preferences and rights as described above under “Preferred Stock”).

Nevada Corporation Law

Sections 78.378-78.3793 of the Nevada Revised Statutes apply to any acquisition of a controlling interest in an issuing corporation unless the Articles of Incorporation or Bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply to the corporation, or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. A person desiring to acquire a controlling interest in an issuing corporation must do so in accordance with the provisions of Sections 78.378-78.3793 of the Nevada Revised Statutes.

In general, Sections 78.378-78.3793 set forth the procedures for an acquiring person to obtain a controlling interest in an issuing corporation. The securities acquired in such acquisition are denied voting rights unless holders of a majority of the voting power of the corporation approve the granting of such voting rights, and, if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected approve the granting of such voting rights.

The provisions of Sections 78.378-78.3793 of the Nevada Revised Statutes do not restrict the directors of an issuing corporation from taking action to protect the interests of the corporation and its stockholders including, but not limited to, adopting or signing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.

“Controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient, but for the provisions of Section 78.378 to 78.3793, inclusive, to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise 1) 1/5 or more but less than 1/3, 2) 1/3 or more but less than a majority, or 3) a majority or more of all the voting power of the corporation in the election of directors.

“Issuing corporation” means a corporation which is organized in Nevada and which 1) has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and 2) does business in Nevada directly or through an affiliated corporation.

The Company’s Bylaws, as amended and restated, provide that the Company is not governed by the provisions of Section 78.378 to 78.3793, inclusive, of the Nevada Revised Statues, and such sections do not therefore apply to the Company or to an acquisition of a controlling interest by any shareholder of the Company.

Sections 78.411-78.444 of the Nevada Revised Statutes apply to certain combinations of the corporation with interested stockholders.

In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless the Board of Directors of the corporation approved the business combination prior to the date the person became an interested stockholder.

In general, Section 78.439 provides that business combinations after the three-year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation's directors before the person became an interested stockholder unless the price and terms of the transaction meet the criteria set forth in the statute.

“Combination” means any of the following:

1)	Any merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with:
	(a)	the interested stockholder; or
(b)
any other corporation, whether or not itself an interested stockholder of the resident domestic corporation, which is, or after the merger or consolidation would be, an affiliate or associate of the interested stockholder.

2)
Any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with the interested stockholder or any affiliate or associate of the interested stockholder of transactions, to or with the interested stockholder or any affiliate or associate of the interested corporation:

	(a)	having an aggregate market value equal to 5% or more of the aggregate market value of all the assets, determined on a consolidated basis, of the resident domestic corporation;
	(b)	having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation; or
	(c)	representing 10% or more of the earning power or net income, determined on a consolidated basis, of the resident domestic corporation.

3)
The issuance or transfer by the resident domestic corporation or any subsidiary of the resident domestic corporation, in one transaction or a series of transactions, of any shares of the resident domestic corporation or any subsidiary of the resident domestic corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation to the interested stockholder or any affiliate or associate of the interested stockholder except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation.

4)
The adoption of any plan or proposal for the liquidation or dissolution of the resident domestic corporation proposed by, or under any agreement, arrangement or understanding, whether or not in writing with, the interested stockholder or any affiliate or associate of the interested stockholder.

5)	Any:
(a)
reclassification of securities, including, without limitation, any splitting of shares, dividend distributed in shares, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

	(b)	recapitalization of the resident domestic corporation;
	(c)	merger or consolidation of the resident domestic corporation with any subsidiary of the resident domestic corporation; or
(d)
other transaction, whether or not with or into or otherwise involving the interested stockholder, proposed by, or under any agreement, arrangement or understanding, whether or not in writing, with, the interested stockholder or any affiliate or associate of the interested stockholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the resident domestic corporation or any subsidiary of the resident domestic corporation which is directly or indirectly owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares.

6)
Any receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit, directly or indirectly, except proportionately as a stockholder of the resident domestic corporation, of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the resident domestic corporation.

“Interested stockholder” means any person, other than the resident domestic corporation or any subsidiary of the resident domestic corporation, who is:

1)	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

2)
an affiliate or associate of the resident domestic corporation and at any time within 3 years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

To determine whether a person is an interested stockholder, the number of voting shares of the resident domestic corporation considered to be outstanding includes shares considered to be beneficially owned by that person through the application of Section 78.414 of the Nevada Revised Statutes, but does not include any other unissued shares of a class of voting shares of the resident domestic corporation which may be issuable under any agreement, arrangement or understanding, or upon exercise of rights to convert warrants or options, or otherwise.

Transfer Agent

The Company’s Transfer Agent is:

ClearTrust, LLC
17961 Hunting Bow Circle, Suite 102
Lutz, FL 33558
Phone: (813) 235-4490
Fax: (813) 388-4549
www.cleartrustonline.com

DESCRIPTION OF PREFERRED STOCK

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

•	the title and stated or par value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any voting rights of the preferred stock;

•
the provisions for redemption, if applicable, of the preferred stock and any restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments;

•	any listing of the preferred stock on any securities exchange;

•
the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

•	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

When we issue shares of preferred stock, the shares will be fully paid and non-assessable, which means the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares. Unless the applicable prospectus supplement indicates otherwise, each series of the preferred stock will rank equally with any outstanding shares of our preferred stock and each other series of the preferred stock. Unless the applicable prospectus supplement states otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which are issued by us, meaning, the holders of shares of preferred stock will have no right to buy any portion of the issued securities.

In addition, unless the applicable prospectus indicates otherwise, we will have the right to “reopen” a previous issue of a series of preferred stock by issuing additional preferred stock of such series.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under an indenture between us and a U.S. banking institution, as the indenture trustee. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indenture from time to time after we execute them.

This prospectus summarizes the material provisions of the indenture and the debt securities that we may issue under an indenture. This summary may not describe all of the provisions of the indenture or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of indenture that are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read this prospectus and the applicable supplement.

Terms

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•
the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, common stock, or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•
any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, common stock, or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of common stock, or other securities or property to be received upon conversion or exchange would be calculated.

Senior Debt Securities

Payment of the principal, premium, if any, and interest on senior debt securities will rank with all of our other unsecured and unsubordinated debt securities.

Subordinated Debt Securities

Payment of the principal, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Form, Exchange, and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger, and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to deposit any sinking fund payment when due;

•
failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•
the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•
the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•
in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•
in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Regarding the Trustee

In the event we issue debt securities under an indenture between us and a U.S. banking institution, as the indenture trustee, we will describe the name of the trustee(s) and the nature of any material relationship with us or with any of our affiliates; the percentage of securities of the class necessary to require the trustee to take action; and what indemnification the trustee may require before proceeding to enforce the lien, among other things, in a supplement to this prospectus. The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

DESCRIPTION OF WARRANTS
 General

The following description, together with the additional information we may include in any applicable prospectus supplements and free writing prospectuses, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock, preferred stock or debt securities and may be issued in one or more series. Warrants may be offered independently or in combination with common stock, preferred stock or debt securities, or as a part of units, offered by any prospectus supplement. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that describe the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements applicable to a particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements, that contain the terms of the warrants.

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock, preferred stock or debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the anti-dilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to a holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional material terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of warrants will not be entitled to:

•	vote, consent or receive dividends;

•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

•	exercise any rights as shareholders of the Company.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement or free writing prospectus at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant or warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent, if applicable, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of any warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to any warrant agent.

Upon receipt of the required payment and any warrant certificate properly completed and duly executed at the corporate trust office of any warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Amendments and Supplements to Warrant Agreements

We and the relevant warrant agent may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants. However, the warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. Notwithstanding the foregoing, no such modification or amendment may, without the consent of the holders of each warrant affected:

•	reduce the amount receivable upon exercise, cancellation or expiration;

•	shorten the period of time during which the warrants may be exercised;

•	otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants; or

•	reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Anti-dilution and Other Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by a warrant, are subject to adjustment in certain events, including:

•	the issuance of common stock as a dividend or distribution on the common stock;

•	subdivisions and combinations of the common stock (or as applicable to warrants to purchase preferred stock and the preferred stock);

•
the issuance to all holders of common stock of capital stock rights entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such capital stock rights, at less than the current market price; and

•
the distribution to all holders of common stock of evidences of our indebtedness or assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

We may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a warrant, make proper provision so that each holder of such warrant who exercises such warrant (or any portion thereof):

•	before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with capital stock rights; and

•
after such record date and prior to the expiration, redemption or termination of such capital stock rights, shall be entitled to receive upon such exercise, in addition to the shares of common stock issuable upon such exercise, the same number of such capital stock rights as would a holder of the number of shares of common stock that such warrants so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the capital stock rights if such warrant was exercised immediately prior to the record date for such distribution.

Common stock owned by or held for our account or for the account of any of our majority owned subsidiaries will not be deemed outstanding for the purpose of any adjustment.

No adjustment in the exercise price of, and the number of shares of common stock covered by, a warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

In the case of a reclassification or change of the common stock, a consolidation or merger involving us or sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the warrants then outstanding will be entitled thereafter to convert such warrants into the kind and number of shares of stock and amount of other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of Texas.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination in such amounts and in such numerous distinct series as we determine. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under "Description of Capital Stock," "Description of Debt Securities" and "Description of Warrants" will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of a particular series will be described in the prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	directly to investors, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; and

•	through a combination of any such methods of sale.

We may also sell the securities offered by this prospectus in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including the NYSE MKT in the case of shares of our common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options; or

•	through the settlement of short sales.

We will provide in the applicable prospectus supplement the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the amount of securities underwritten;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any material relationships between the underwriters and the Company; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions.

Any underwritten offering may be on a best efforts or a firm commitment basis. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock of the Company, which are listed on the NYSE MKT. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE MKT, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with any derivative transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

 LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Woodburn and Wedge.  Additional legal matters may be passed upon for us, any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated balance sheet of Lucas Energy, Inc. as of March 31, 2012 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended March 31, 2012, appearing in Lucas Energy Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2012 have been audited by Hein & Associates, LLP, as set forth in their report thereon, and incorporated herein by reference.   The consolidated balance sheet of Lucas Energy, Inc. as of March 31, 2011 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended March 31, 2011, appearing in Lucas Energy Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2012 have been audited by GBH CPAs, PC, as set forth in their report thereon, and incorporated herein by reference.

Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Certain estimates of proved oil reserves for us that are incorporated herein by reference were based upon engineering reports prepared by Forrest A. Garb & Associates, Inc., independent petroleum consultants. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Shareholder Information,” “SEC Filings” page of our website at www.lucasenergy.com. Information on our web site is not part of this prospectus, and we do not desire to incorporate by reference such information herein. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and documents. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC (i) on or after the date of filing of the registration statement and (ii) on or after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus forms a part prior to effectiveness of such registration statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, filed with the SEC on June 29, 2012;

•	Our Definitive Proxy Statement on Schedule 14A for an Annual Meeting of Shareholders, filed with the SEC on November 13, 2012;

•
Our Quarterly Reports on Form 10-Q for the quarterly periods ended (a) June 30, 2012, filed with the SEC on August 14, 2012, (b) September 30, 2012, filed with the SEC on November 13, 2012, and (c) December 31, 2012, filed with the SEC on February 14, 2013;

•
Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on April 16, 2012, April 19, 2012, September 11, 2012, September 12, 2012, October 3, 2012, October 4, 2012, November 1, 2012, December 14, 2012, December 17, 2012, December 21, 2012, January 30, 2013, February 14, 2013, March 7, 2013, April 2, 2013, April 8, 2013 and April 9, 2013; and

•
The description of our common stock contained in our Registration Statement on Form 8-A, filed on February 13, 2008 (File No. 001-32508), which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form SB-2 (File No. 333-147568) filed on November 21, 2007 and declared effective by the SEC on January 11, 2008, and any amendment or reports filed with the SEC for purposes of updating such description.

These documents contain important information about us, our business and our financial condition. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, TX 77027
Phone: (713) 528-1881
Fax: (713) 337-1510

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act or the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this filing and before the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We maintain an Internet website at www.lucasenergy.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

LUCAS ENERGY, INC.

2,950,000 shares of Common Stock

___________

PROSPECTUS SUPPLEMENT

___________

SEPTEMBER 6, 2013

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.